Exhibit 1

LUBY’S SAVINGS AND INVESTMENT PLAN

Financial Statements

and Supplemental Schedule

December 31, 2012 and 2011

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

NOTES TO THE FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Plan Administrative Committee

Luby’s Savings and Investment Plan

Houston, Texas

We have audited the accompanying statements of net assets available for benefits of the Luby’s Savings and Investment Plan (the “Plan”) as of December 31, 2012 and 2011, and the related statement of changes in net assets available for benefits for the year ended December 31, 2012. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2012 and 2011, and the changes in net assets available for benefits for the year ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2012 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Calvetti, Ferguson & Wagner, P.C.

Houston, Texas

June 6, 2013

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

NOTES TO THE FINANCIAL STATEMENTS

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
Assets:
Investments, at fair value:
Mutual funds	$14,824,711	$12,892,560
Collective investment trust	3,669,580	3,724,063
Employer securities	433,183	319,467
Total investments, at fair value	18,927,474	16,936,090
Notes receivable from participants	902,616	882,271
Total assets	19,830,090	17,818,361

Liabilities - Excess contributions payable	(56,251)	(10,900)

Net assets	19,773,839	17,807,461

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(131,878)	(114,660)

Net assets available for benefits	$19,641,961	$17,692,801

The accompanying notes are an integral part of these financial statements.

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

NOTES TO THE FINANCIAL STATEMENTS

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2012

Additions:
Participant contributions	$2,320,952
Employer contributions	267,817
Rollovers	107,306
Total contributions	2,696,075
Interest on notes receivable from participants	36,078
Dividends & interest	354,888
Net appreciation in fair value of investments	1,777,108
Other income	1,077

Total additions	4,865,226

Deductions:
Benefits paid to participants	2,915,908
Administrative expenses	158
Total deductions	2,916,066

Net increase	1,949,160

Net assets available for benefits:
Beginning of year	17,692,801

End of year	$19,641,961

The accompanying notes are an integral part of these financial statements.

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

NOTES TO THE FINANCIAL STATEMENTS

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – PLAN DESCRIPTION

The Luby’s Savings and Investment Plan (the “Plan”) provides retirement savings benefits to eligible employees of Luby’s, Inc. (“Company” or “Employer”). The following description of the Plan provides only general information. Participants should refer to the Plan agreement or Summary Plan Description for a more complete description of the Plan’s provisions.

General – The Plan is a defined contribution 401(k) plan that provides retirement savings benefits to eligible employees of Luby’s, Inc. and Luby’s Restaurants Limited Partnership through voluntary contributions by employees and discretionary contributions by the Company. Eligible employees are employees who have attained 21 years of age. The Plan, which commenced effective March 1, 1997, is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code (“IRC”).

Contributions – Each year, participants may elect to contribute an amount not less than 1% and not more than 15% of eligible compensation as defined by the Plan subject to IRS limits ($17,000 for 2012). Participants who have attained 50 years of age before the end of the Plan year are eligible to make catch-up contributions ($5,500 for 2012). Participants direct the investment of their contributions into various investment options offered by the Plan. Participants are automatically enrolled to defer 3% of eligible compensation, unless the participant makes a contrary election. On October 19, 2011, the Company reinstated the employer match of 25% of the first 6% of compensation and continued the match through December 31, 2012.

ERISA and the IRC provide that plans may not discriminate in favor of highly compensated individuals. To comply with these laws, certain highly compensated individuals may receive refunds in the year that contributions were made in excess of the IRC Section 401(k) limit and all earnings attributable to such contributions. During 2012 and 2011, corrective distributions in the amounts of $14,819 and $28,247, respectively, were paid to participants.

Rollovers – Rollover contributions represent funds transferred to the Plan from other qualified plans by participants.

Participants' Accounts – Each participant account is credited with the participant’s and the Company’s contributions and an allocation of net plan earnings as well as an allocation of administrative expenses. Allocations are based on participant earnings or account balances, as defined. Participants direct the investment of their account balances into various investment options offered by the Plan.

Vesting – Participants are 100% vested in their contributions and any earnings thereon. Vesting in the Company’s contributions portion of their accounts is based on years of continuous service as follows:

Number of Years of Completed Service	Percentage of Vested Interest
1	0%
2	25%
3	50%
4	75%
5	100%

Forfeitures – Participants who terminate employment with the Company prior to full vesting forfeit the non-vested portion of the Company’s contribution. These forfeitures are used to reduce Employer contributions and pay the Plan’s expenses. At December 31, 2012 and 2011, forfeited accounts totaled $1,228 and $2,057, respectively.

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

NOTES TO THE FINANCIAL STATEMENTS

Withdrawals – The Plan provides benefits for eligible participants upon retirement, death, termination, or permanent disability, according to the form of payment elected by the participant within the limitations defined in the Plan. In addition, the Plan provides in-service distribution benefits for eligible participants. On termination of service, any balance under $5,000 is automatically distributed from the Plan as soon as administratively possible.

Notes Receivable from Participants – Participants may borrow up to a maximum equal to the lesser of $50,000 less the highest outstanding balance of all loans in the previous 12 months or 50% of the present value of the participant’s vested account balance. The minimum loan amount is $1,000. Loan terms range from one to five years for general purpose loans or up to 15 years for the purchase of a primary residence. Initially, interest rates are based on prime rate plus 1%. Interest on loans is fixed for the term of the loans, ranging from 4.25% to 9.25% as of December 31, 2012 and 2011. Generally, loan repayment is executed through payroll deduction.

Plan Trustee – Capital Bank & Trust (“Trustee”) serves as trustee for the Plan. Among other duties, the Trustee receives contributions, holds and invests the fund assets in accordance with the directions of participants, and makes disbursements as directed by the Plan Administrator.

Continuation of the Plan – The Company intends to continue the Plan indefinitely, but reserves the right to terminate the Plan in accordance with the provisions of the Plan. Should the Plan terminate, the account of each participant shall be fully (100%) vested as of the effective date of termination of the Plan. The vested accounts may be distributed to participants after the effective date of the Plan termination.

Administrative Expenses – The Company may pay, at its discretion, all reasonable costs, charges and expenses incurred in the administration of the Plan. Any administrative expenses not paid by the Company are paid directly by the Plan and the Participants.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting – The Plan’s financial statements are prepared on the accrual basis of accounting and include all adjustments necessary to present fairly the financial statements of the Plan in conformity with the accounting principles generally accepted in the United States of America (“U.S. GAAP”)..

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of Plan additions and deductions during the reporting period. Actual results could differ from those estimates.

Investments Valuation and Income Recognition – The fair values of the Plan’s investment portfolio are determined using various valuation techniques and are placed into the fair value hierarchy considering the following: (i) the highest priority is given to quoted prices in active markets for identical assets (Level 1); (ii) the next highest priority is given to quoted prices in markets that are not active or inputs that are observable either directly or indirectly, including quoted prices for similar assets in markets that are not active and other inputs that can be derived principally from, or corroborated by, observable market data for substantially the full term of the assets (Level 2); and (iii) the lowest priority is given to unobservable inputs supported by little or no market activity and that reflects the assumptions about the exit price, including assumptions that market participants would use in pricing the assets (Level 3). The categorization of the Plan’s financial instruments within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following is a description of the valuation methodologies used for the Plan’s instruments measured at fair value, including the general classification of such instruments pursuant to the aforementioned valuation hierarchy:

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

NOTES TO THE FINANCIAL STATEMENTS

Mutual Funds – These investments are public investment vehicles valued using the Net Asset Value (NAV) provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding. The NAV is a quoted price in an active market and classified within level 1 of the valuation hierarchy.

Employer Securities – Employer securities are common stock issued by the employer that is readily tradable in an established securities market and are classified within level 1 of the valuation hierarchy. The Luby’s, Inc. Employer Stock investment option has been frozen and is no longer available.

Collective Investment Trust – The INVESCO Stable Value Fund is a public investment vehicle valued using the NAV provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding. The NAV is classified within level 2 of the valuation hierarchy because the NAV’s unit price is quoted on a private market that is not active; however, the unit price is based on underlying investments which are traded on an active market.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis and dividends are recorded on the ex-dividend rate.

Payment of Benefits – Benefit payments to participants are recorded when paid.

Risks and Uncertainties – The Plan invests in various investment securities. Such investments are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investments, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.

Recent Accounting Pronouncements – In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards, which amends previous guidance resulting in common fair value measurement and disclosure requirements between U.S. GAAP and International Financial Reporting Standards. The amendments both clarify the application of existing fair value measurement requirements and changes certain principles or requirements for measuring fair value or for disclosing information about fair value measurements. The provisions of this update are effective for the Plan at January 1, 2012. The adoption of this update did not have a material impact on the Plan’s financial statements.

Other recent accounting pronouncements issued by the FASB or other authoritative standards groups with future effective dates are either not applicable or are not expected to be significant to the Plan’s financial statements.

Subsequent Events – The Plan has evaluated all events and transactions that occurred through June 6, 2013, the date these financial statements were issued.

NOTE 3 – STABLE VALUE FUND

In 2004, the Plan entered into a benefit-responsive stable value fund with AMVESCAP National Trust Company (“AMVESCAP”), the INVESCO Stable Value Fund. AMVESCAP maintains the contributions in a general account. The account is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The stable value fund issuer is contractually obligated to repay the principal and a specified interest rate that is guaranteed to the Plan.

The stable value fund is a fully benefit-responsive investment contract. Contract value is the relevant measurement attribute for that portion of the net assets available for benefits attributable to the stable value fund. Contract value, as reported to the Plan by AMVESCAP, represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. The statements of net assets available for benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value.

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

NOTES TO THE FINANCIAL STATEMENTS

In certain circumstances, the amount withdrawn from Invesco’s wrapper contract would be payable at fair value rather than at contract value. These circumstances include termination of the Plan, a material adverse change to provisions of the Plan, the employer’s election to withdraw from a wrapper contract in order to switch to a different investment provider and in the event of a spin-off or sale of a division, the terms of a successor plan do not meet the wrapper contract issuer’s underwriting criteria for issuance of a clone wrapper contract. The Plan administrator does not believe the occurrence of any such value event, which would limit the Plan’s ability to transact at contract value with participants, is probable. Given such events are beyond the control of the Plan administrator, however, there can be no guarantee this will be the case.

The average yield for December 31, 2012 and 2011 were approximately 0.88% and 1.23%, respectively. The crediting interest rates for December 31, 2012 and 2011 were approximately 1.82% and 1.99%, respectively.

NOTE 4 - INVESTMENTS

The following presents the fair value of participant-directed investments that represent 5% or more of the Plan’s net assets at December 31, 2012 and 2011:

	2012	2011
American Funds American Balanced Fund	$6,337,574	$5,748,459
American Funds Europacific Growth Fund	1,454,236	1,234,136
Columbia Acorn Fund – A	1,908,437	1,699,653
Columbia Large Cap Index Fund – A	1,547,833	1,477,448
INVESCO Stable Value Fund	3,669,580	3,724,063
American Funds Growth Fund of America	1,027,476	852,284

NOTE 5 – FAIR VALUE MEASUREMENT

Investments measured at fair value on a recurring basis consisted of the following types of instruments as of December 31, 2012 and 2011 (Level 1, 2 and 3 inputs are defined in Note 2):

2012	Level 1	Level 2	Level 3	Total Fair Value
Mutual funds	$14,824,711	$-	$-	$14,824,711
Collective investment trust	-	3,669,580	-	3,669,580
Employer securities	433,183	-	-	433,183
Total investments measured at fair value	$15,257,894	$3,669,580	$-	$18,927,474

2011	Level 1	Level 2	Level 3	Total Fair Value
Mutual funds	$12,892,560	$-	$-	$12,892,560
Collective investment trust	-	3,724,063	-	3,724,063
Employer securities	319,467	-	-	319,467
Total investments measured at fair value	$13,212,027	$3,724,063	$-	$16,936,090

NOTE 6 – INCOME TAX STATUS

The Plan was designed in accordance with a prototype plan developed by the Plan trust. The Internal Revenue Service determined by a letter dated March 31, 2008, that the prototype plan and its related trust are designed in accordance with the applicable sections of the IRC. Although the Plan has been amended since receiving the determination letter, the Plan administrator and the Plan’s counsel believe the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Accordingly, no provision for federal income taxes has been made in the accompanying financial statements.

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

NOTES TO THE FINANCIAL STATEMENTS

Accounting principles generally accepted in the United States of America require Plan management to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain tax position that more likely than not would not be sustained upon examination by the IRS. The Plan Administrator has analyzed the tax positions taken by the Plan and has concluded that as of December 31, 2012, there were no uncertain tax positions taken or expected to be taken that would require recognition of a liability or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions, however, there are currently no audits for any tax periods in progress. The Plan Administrator believes it is no longer subject to income tax examinations prior to 2008. Generally, the applicable statutes of limitations are three to four years from their filings.

NOTE 7 – EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Certain plan investments are mutual funds managed by American Funds. Therefore, investment transactions in American Funds mutual funds and Luby’s Inc. Employer Stock qualify as party-in-interest transactions as defined by ERISA. Any transaction involving these investments are on the open market at fair market value as outlined in Note 2. Consequently, such transactions are permitted under the provisions of the Plan and are exempt party-in-interest transactions under ERISA. Fees paid by the Plan to the Trustee amounted to $158 and $9,948 for 2012 and 2011, respectively.

The Plan has notes receivable from participants at December 31, 2012 and 2011. As a result, these receivables and all transactions relating to these receivables qualify as party-in-interest transactions. These transactions are exempt from being prohibited transactions by ERISA.

NOTE 8 – RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500:

	2012	2011
Net assets available for benefits per the financial statements	$19,641,961	$17,692,801
Excess contributions payable	56,251	10,900
Net assets available for benefits per Form 5500	$19,698,212	$17,703,701

The following is a reconciliation of the net increase in net assets available for benefits per the financial statements for the year ended December 31, 2012 to Form 5500:

Net increase in net assets available for benefits per the financial statements	$1,949,160
Add - Excess contributions payable at December 31, 2012	56,251
Less - Excess contributions payable at December 31, 2011	(10,900)
Net increase in net assets available for benefits per Form 5500	$1,994,511

* * * * *

LUBY’S, INC. SAVINGS AND INVESTMENT PLAN

FORM 5500, SCHEDULE H, LINE 4I - SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2012

EIN: 74-1335253
Plan # 003

(a)	(b) Identity of Issue, Borrower, Lessor or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	(d) Cost	(e) Current Value
*	American Funds	American Balanced Fund	(i)	$6,337,574
*	American Funds	Europacific Growth Fund	(i)	1,454,236
*	American Funds	Growth Fund of America	(i)	1,027,476
*	American Funds	SMALLCAP World Fund	(i)	637,238
*	American Funds	Washington Mutual Fund	(i)	537,585
	Columbia	Acorn Fund – A	(i)	1,908,437
	Columbia	Large Cap Index Fund – A	(i)	1,547,833
	INVESCO	Stable Value Fund**	(i)	3,537,702
*	Luby’s Inc. Employer Stock	Common Stock	(i)	433,183
*	American Funds	2010 Target Date Fund	(i)	38,298
*	American Funds	2015 Target Date Fund	(i)	23,695
*	American Funds	2020 Target Date Fund	(i)	64,019
*	American Funds	2025 Target Date Fund	(i)	25,140
*	American Funds	2030 Target Date Fund	(i)	133,081
*	American Funds	2035 Target Date Fund	(i)	56,730
*	American Funds	2040 Target Date Fund	(i)	52,679
*	American Funds	2045 Target Date Fund	(i)	54,716
*	American Funds	2050 Target Date Fund	(i)	20,932
*	American Funds	2055 Target Date Fund	(i)	1,734
	Pimco Total Return A		(i)	903,308

*	- Participant Loans	Various, bearing interest rate of 4.25% to 9.25%		902,616

		Total investments		$19,698,212

(i)	Historical cost of participant directed investments is not a required disclosure.
*	Party-in-interest.
**	Reported at contract value for purposes of this schedule. Fair value at December 31, 2012 was $3,669,580